As filed with the Securities                          Registration No. 333-_____
and Exchange Commission on April 16, 2002

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               THERMOGENESIS CORP.
             (Exact name of the Company as specified in its charter)


             Delaware                                 94-3018487
  (State or other jurisdiction           (I.R.S. Employer Identification Number)
or incorporation or organization)

                              3146 Gold Camp Drive
                        Rancho Cordova, California 95670
                                 (916) 858-5100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Philip H. Coelho
                             Chief Executive Officer
                               THERMOGENESIS CORP.
                              3146 Gold Camp Drive
                            Rancho Cordova, CA 95670
                                 (916) 858-5100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              David C. Adams, Esq.
                              Bartel Eng & Schroder
                          300 Capitol Mall, Suite 1100
                              Sacramento, CA 95814
                                 (916) 442-0400

Approximate date of commencement of the proposed sale to the public: As soon as practicable, and from time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                    Proposed
                                       maximum        Proposed
Title of each class                   offering        maximum        Amount of
of securities to be    Amount to be   price per      aggregate      registration
registered             registered      share       offering price       fee
================================================================================
Common Stock            3,504,310     $2.41(1)       $8,445,387       $776.98

Common Stock
Underlying
Warrants                  723,362(2)  $3.07(3)       $2,220,721       $204.31
--------------------------------------------------------------------------------
Total                   4,227,672                                     $981.29
================================================================================

(1) Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average of the high and low price per share of our common stock on April 9, 2002, as reported on the Nasdaq Small Cap Market.

(2) Represents the number of shares of common stock offered for resale following the exercise of warrants.

(3) Calculated in accordance with Rule 457(g) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion dated April 16, 2002                            PROSPECTUS


                                    4,227,672

                               THERMOGENESIS CORP.

                                  Common Stock


     All of the shares of common stock of THERMOGENESIS CORP. offered are being sold by the selling stockholders listed in this Prospectus. Of the shares being sold by the selling stockholders, up to 723,362 shares may be resold upon the exercise of outstanding warrants. The common stock and warrants were issued in a private placement completed in March 2002. We will not receive any proceeds from the resale of any common stock by the selling stockholders.

     Our common stock is traded and listed on The Nasdaq SmallCap Market, under the symbol "KOOL." On April 1, 2002, the last reported sale price for the common stock was $2.35. There is no market for the warrants.

     Our principle executive offices are located at 3146 Gold Camp Drive, Rancho Cordova, California 95670. Our telephone number is (916) 858-5100.


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" AT PAGE 3.
                         -------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.





                 The date of this Prospectus is April ___, 2002

                                Table of Contents

Part I                                                                      Page
------                                                                      ----

Prospectus Summary............................................................1
Risk Factors..................................................................3
Summary Financial Information.................................................7
Company Background............................................................8
Summary of Offering...........................................................11
Use of Proceeds...............................................................11
Plan of Distribution..........................................................11
Selling Stockholders..........................................................12
Certificate of Incorporation and Bylaws.......................................14
Transfer Agent................................................................14
Experts.......................................................................14
Legal Matters.................................................................15
Where Can You Find More Information...........................................15
Glossary of Certain Technical Terms...........................................17

                               PROSPECTUS SUMMARY

     This Prospectus contains or incorporates "forward-looking statements," which include statements about our business strategy, our growth strategy, our product development and marketing efforts, and anticipated trends in our business, which are not historical facts. We may also make additional forward-looking statements from time to time in filings that we make with the Securities and Exchange Commission. When we use words like "believe," "expect," "anticipate," "project," and similar expressions, this should alert you that the statement is forward-looking. Forward-looking statements speak only as of the date made, based largely on expectations. These expectations are generally subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, and which are beyond our control. Future events and actual results may differ materially from the anticipated results expressed in, contemplated by, or underlying our forward-looking statements. Statements in this Prospectus, and in documents incorporated by reference into this Prospectus, including those set forth in the caption "Risk Factors" describe factors, among others, that could contribute to or cause differences. In light of these risks and uncertainties, we cannot give any assurances that the forward-looking information will in fact transpire or prove to be accurate in the future.


Our Business

     We are a leading developer and manufacturer of micro-manufacturing systems designed to harvest biopharmaceutical drugs from blood. Biopharmaceutical drugs utilize the body's naturally occurring proteins, enzymes, growth factors, hormones and cells to treat human diseases. Our technology platforms are designed to micro-manufacture biopharmaceutical drugs from a single donation of blood, in contrast to the manufacture of biopharmaceutical drugs using "pools" of blood from thousands of donors, or by using expensive technology.

Our Strategy

     Our strategy to take advantage of our market opportunity includes:

o    Utilizing   our   expertise   in   the   areas   of   thermodynamics    and
     cryopreservation;

o Developing new products through platform designs to build new products with only a small incremental research and development investment;

o Become the leader in the design, development, manufacture, and sale of medical devices which produce biopharmaceutical drugs from an autologous or directed single donor unit of blood to reduce or eliminate contamination and risk of infection to the recipient; and

o Develop disposable products that are used with our platform designed products to provide a recurrent stream of revenue.

Risk Factors

For a discussion of considerations relevant to an investment in our common stock, see the section entitled "RISK FACTORS" beginning on page 3.

The Offering

Common Stock Outstanding Before the Offering..........................31,691,686
Common Stock Offered by Selling Stockholders (a).......................4,227,672
Common Stock Outstanding After the Offering (a).......................35,919,358
Use of Proceeds.................................................................
                                               We will not receive any proceeds
                                               from the resale of common shares
                                               by the Selling Stockholders. We
                                               will receive proceeds if certain
                                               outstanding warrants are
                                               exercised. Any proceeds from the
                                               exercise of warrants will be used
                                               for working capital.
Nasdaq SmallCap Symbol......................................................KOOL

     (a) Assumes that warrant holders have exercised their warrants to purchase 723,362 shares of common stock in the aggregate. The number of shares of common stock that is being registered by this registration statement is the total number of shares of common stock and shares of common stock that may be issued upon the exercise of warrants.

                                  RISK FACTORS

     An investment in our common stock involves a number of very significant risks. Because of these risks, only persons able to bear the risk of and withstand the loss of their entire investment should invest in our common stock. Prospective investors should also consider the following before making an investment decision.

     We Have Incurred Net Losses Since Our Inception and Expect Losses to Continue. Except for net income of $11,246 for fiscal 1994, we have not been profitable since our inception. For the fiscal year ended June 30, 2001, we had a net loss of $6,153,000, and an accumulated deficit at June 30, 2001, of $44,072,000. For the six months ended December 31, 2001, we had a net loss of $2,368,000. The report of independent auditors on our June 30, 2001, financial statements includes an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. Although we are executing on our business plan to market launch new products, continuing losses will impair our ability to fully meet our objectives for new product sales and will further impair our ability to meet continuing operating expenses. Lack of operating funds may result in staff reductions and curtailment of clinical trials currently planned. See Risk Factor entitled "If We Are Unable to Raise Funds Our Growth May Be Adversely Affected" below.

     If We Are Unable to Raise Funds Our Growth May Be Adversely Affected. Historically, we have had to seek capital for our growth and operations due to lack of revenues. Based on proceeds of approximately $7.0 million (See "Recent Financing and Other Recent Events" on page 10) received in our most recent private placement, we believe we will have sufficient working capital for our next twelve months operations including CryoSeal human clinical trial expenses of $2.5 million. However, if actual sales do not meet expectations, or marketing, production and clinical trial costs increase significantly, we will need additional financing to complete and implement our long-term business objectives. Further, delays in obtaining required governmental clearances for, or additional testing requirements prior to, marketing our new products will result in decreased revenues and increased costs that may require us to seek additional financing. In the event that there is a cash shortage and we are unable to obtain a debt financing, additional equity financing will be required which will have the effect of diluting the ownership of existing stockholders.

     We Have Limited Testing Data and Must Complete Further Testing Successfully in Order To Gain Food and Drug Administration (FDA) Approval Required to Market our CryoSeal Fibrin Sealant (FS) System in the United States. The Company has completed certain in vitro and in vivo testing of its CryoSeal FS System, and further clinical studies are to begin in the near future in Italy, Japan, Canada, and the United States with the CryoSeal FS System. While these studies provide a basis to achieve regulatory permission to promote these systems for some of the indications that management believes can be achieved, they do not provide a basis to achieve all of the indications. Further clinical studies must be performed. There can be no assurance that the clinical studies can be successfully completed within the Company's expected time frame and budget, or that the Company's products will prove effective in the required clinical trials. If the Company is unable to conclude successfully the clinical trials of its products in development, the Company's business, financial condition and results of operations could be adversely affected.

     Our Failure to Develop New Products Will Adversely Affect Our Future Growth. Historically, substantially all of our sales have been from products related to the freezing, thawing, and storing of blood plasma. Because we expect this segment of the blood plasma market to have limited growth, new products for the biotechnology market will have to be successfully developed and marketed for future growth. We are currently focusing on developing and marketing novel blood processing systems such as the CryoSeal FS System for the automated production of autologous or allogeneic blood components used as a fibrin sealant. Although this product uses technology related to our core research, it also represents a departure from our core blood plasma business. Further, although we have had discussions with experts in areas of application for these products, these products are still in their development and/or initial market phase. No assurance can be given that all of these potential products can be successfully developed, and if developed, that a market will also develop for them.

     Our Business is Heavily Regulated, Resulting in Increased Costs of Operations and Delays in Product Sales. Most of our products require FDA approval to sell in the U.S. and will require clearance from comparable agencies to sell our products in foreign countries. These clearances may limit the U.S. or foreign market in which our products may be sold or circumscribe applications for U.S. or foreign markets in which our products may be sold. The majority of our products related to freezing blood components are currently exempt from the requirement to file a 510(k) pre-market application. These products are currently marketed and sold worldwide. Further, our products must be manufactured under principals of our quality system for continued Certificate European (CE) marking that allows our products to be marketed and sold in Europe, which are similar to the quality system regulations of both the FDA and California Department of Health. Failure to comply with those quality system requirements and regulations may subject the Company to delays in production while it corrects any deficiency found by either the FDA, the State of California or the Company's notifying European body during any audit of our quality system. With limited working capital and resources there is no assurance that we will not be found to be out of compliance, resulting in warning letters or, in worst case, temporary shut down of manufacturing while the non-conformances are rectified.

     Influence By the Government and Insurance Companies May Adversely Impact Sales of Our Products. Our business may be materially affected by continuing efforts by government, third party payers such as medicare, medicaid, and private health insurance plans, to reduce the costs of healthcare. For example, in certain foreign markets the pricing and profit margins of certain healthcare products are subject to government controls. In addition, increasing emphasis on managed care in the U.S. will continue to place pressure on the pricing of healthcare products. As a result, continuing effort to contain healthcare costs may result in reduced sales or price reductions for our products. To date, we are not aware of any direct impact on our pricing or product sales due to such efforts by governments to contain healthcare costs, and we do not anticipate any immediate impact in the near future.

     Our Inability to Protect Our Patents, Trademarks, and Other Proprietary Rights Could Adversely Impact Our Competitive Position. We believe that our patents, trademarks, and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our patents, trademarks, and proprietary rights. We currently hold patents for products, and have patents pending for additional products that we market or intend to market. However, our actions to establish and protect our patents, trademarks, and other proprietary rights may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. If our products are challenged as infringing upon patents of other parties, we will be required to modify the design of the product, obtain a license, or litigate the issue, all of which may have an adverse business effect on us.

     Failure to Protect Our Trade Secrets May Assist Our Competitors. We protect our trade secrets and proprietary know-how for our products by various methods, including the use of confidentiality agreements with employees, vendors, and customers. However, such methods may not provide complete protection and there can be no assurance that others will not obtain our know-how, or independently develop the same or similar technology. We prepare and file for patent protection on aspects of our technology which we think will be integrated into final products early in design phases, thereby limiting the potential risks.

     Competition in Our Industry is Intense and Will Likely Involve Companies With Greater Resources Than We Have. We hope to develop a competitive advantage in the medical applications of our products, but there are many competitors that are substantially larger and who possess greater financial resources and personnel than we have. Our current principal market is the users of ultra-rapid blood plasma freezing and thawing equipment. There are four companies that sell freezers to the blood plasma freezing industry which are larger and possess greater financial and other resources than we do. The CryoSeal FS System may face competition from major plasma fractionaters that currently sell fibrin glue sourced from pooled plasma outside the U.S. With regard to the BioArchive System, numerous larger and better-financed medical device manufacturers may choose to enter this market as it develops.

     We Have a Limited Marketing and Sales Force for New Products Which May Delay Our Goal of Increased Sales Levels. We currently sell our existing medical devices through a direct sales and marketing force, and our foreign distribution network. Although we have entered into geographically exclusive distribution agreements for the area of the two new platform products and we continue to seek strategic partners, there are no assurances that the distributors will sell significant numbers of the systems.

     Our Lack of Production Experience May Delay Producing Our New Products. We currently manufacture our blood plasma thawers and freezers that are less technologically sophisticated products. Although we have redesigned our manufacturing facility to accommodate the BioArchive System and the CryoSeal FS System, we do not have significant experience in manufacturing those more complex medical devices or in the manufacture of disposables. Furthermore, there can be no assurance that our current resources and manufacturing facility could handle a significant increase in orders for either the BioArchive System or the CryoSeal FS System. If we are unable to produce enough to meet the demand for sales of the new systems, we would need to contract with third-party manufacturers for the backlog, and there are no assurances that a third party will be available or will produce the systems at favorable prices. Inability to have products manufactured by third parties at a competitive price will erode anticipated margins for such products, and negatively impact our profitability.

     Our New Products Are at Initial Market Introduction, and We Are Not Sure the Market Will Accept Them. The market acceptance of our new products in development will depend upon the medical community and third-party payers accepting the products as clinically useful, reliable, accurate, and cost effective compared to existing and future products or procedures. Market acceptance will also depend on our ability to adequately train technicians on how to use the CryoSeal FS System. Even if our new product systems are clinically adopted, the use may not be recommended by the medical profession or hospitals unless acceptable reimbursement from health care and third party payers is available. Failure of either of these new systems to achieve significant market share could have material adverse effects on our long term business, financial condition, and results of operation.

     Failure to Keep Our Senior Management Team May Adversely Affect Our Operations. We are dependent upon the experience and services of Philip H. Coelho, Chairman and Chief Executive Officer, and James H. Godsey, President and Chief Operating Officer. The loss of either person would adversely affect our operations. We have obtained key man life insurance covering Mr. Coelho in the amount of $2,000,000 as some protection against this risk.

     Product Liability and Uninsured Risks May Adversely Affect Continuing Operations. We may be liable if any of our products cause injury, illness, or death. We also may be required to recall certain of our products should they become damaged or if they are defective. We are not aware of any material product liability claim against us. Further, we maintain a general liability policy that includes product liability coverage of $1,000,000 per occurrence and $2,000,000 per year in the aggregate. However, a product liability claim against us could have a material adverse effect on our business or financial condition.

     Dependence on Suppliers for Custom Components May Impact the Production Schedule. The Company obtains certain custom components from one supplier. If the supplier raises the price of the component or discontinues production, the Company will have to find another qualified supplier to provide the component. However, any transfer between qualified suppliers may impact the production schedule, thus delaying revenues, and/or cause the price of the key components to increase.

                          SUMMARY FINANCIAL INFORMATION

The following table contains summary information derived from the financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2001 and Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2001, incorporated by reference herein, and should be read in conjunction with those financial statements and the related notes thereto.

                                                                                                     For the Six Months Ended
                                                    For the Year Ended June 30,                            December 31,
                                            1999               2000                2001               2000              2001
                                                                                                   (Restated)

Statement of Operations Data:

Revenues                                 $5,108,000          $4,211,000          $5,792,000        $2,461,000        $3,984,000

Operating expenses                       $6,729,000          $5,819,000          $5,671,000        $2,736,000        $3,305,000

Net loss before cumulative effect
of accounting change under SAB 101      $(6,098,000)        $(5,818,000)        $(5,871,000)      $(2,388,000)      $(2,368,000)

Cumulative effect of accounting
change under SAB 101                          -                  -              $(  282,000)      $(  282,000)            -

Net loss                                $(6,098,000)        $(5,818,000)        $(6,153,000)      $(2,670,000)      $(2,368,000)

Per Share Data

Net loss before preferred stock
dividend or discount and cumulative
effect of accounting change under
EITF 00-27                              $(6,098,000)        $(5,818,000)        $(6,153,000)      $(2,670,000)      $(2,368,000)

Preferred stock dividend or discount    $(3,907,000)        $  (905,000)        $  (100,000)      $   (73,000)            -

Cumulative effect of accounting
change under EITF 00-27                       -                  -              $  (580,000)      $  (580,000)            -

Net loss to common stockholders         $(10,005,000)       $(6,723,000)        $(6,833,000)      $(3,323,000)      $(2,368,000)

Basic and diluted net loss per
share before cumulative effect of
accounting changes                      $     (0.52)        $     (0.30)        $     (0.22)      $     (0.10)      $     (0.07)

Cumulative effect of accounting
change under SAB 101                          -                  -              $     (0.01)      $     (0.01)            -

Cumulative effect of accounting
change under EITF 00-27                       -                  -              $     (0.02)      $     (0.02)            -

Basic and diluted net loss per
common share                            $     (0.52)        $     (0.30)        $     (0.25)      $     (0.13)         $  (0.07)

Shares used in computing per share
data                                     19,242,310          22,288,912          27,668,523        26,018,813        31,704,492

Pro Forma amounts assuming the
accounting change under SAB 101
is applied retroactively:
    Net loss to common
      stockholders                     $(10,255,000)        $(6,299,000)        $(6,551,000)      $(3,041,000)      $(2,368,000)
    Basic and diluted net loss
       per share                       $      (0.53)        $     (0.28)        $     (0.24)      $     (0.12)      $     (0.07)




                                                         June 30,                             December 31,
                                                         --------                             ------------
                                                 2000                2001               2000               2001
                                                 ----                ----               ----               ----
                                                                                     (Restated)

Selected Balance Sheet Data:

Working Capital                               $4,613,000          $7,098,000         $2,837,000         $4,878,000

Total Assets                                  $6,735,000          $9,553,000         $6,844,000         $7,724,000

Total Liabilities                             $1,043,000          $1,621,000         $3,062,000         $2,147,000

Stockholders' Equity                          $5,692,000          $7,932,000         $3,782,000         $5,577,000

                               THERMOGENESIS CORP.

     We design and sell products and devices which utilize our proprietary thermodynamic technology for the processing of biological substances, including the cryopreservation, thawing, harvesting, and archiving of blood components. Historically, our primary revenues have been from sales of blood plasma freezers and thawers to hospitals, blood banks, and blood transfusion centers. Currently, we are manufacturing several categories of thermodynamic devices that are being sold to the blood plasma industry under FDA clearance to market in the United States. Other potential markets for our proprietary technology include surgical, pharmaceutical, and industrial applications. Since fiscal year 1998, we focused our efforts on research and development and refinement of a core line of products for blood banks. Since fiscal 1994, we have developed new applications for our products and technology, including a system for harvesting cryoprecipitated AHF from a donor's blood plasma for use in the treatment of hemophilia, and by some physicians as a hemostatic agent or tissue sealant in certain surgical and medical procedures.

     Our strategy has been to develop superior blood processing devices for the niche blood processing markets where new products could quickly establish credibility for our proprietary technology. We believe that by concentrating our products to serve the blood plasma industry, many customers, such as the Red Cross or other blood transfusion societies of various countries, would validate our proprietary technology for rapid freezing of biological substances, more specifically blood plasma. Early products, which received 510(k) permission to market, are sold to blood banks and hospitals either directly or through our distribution network in the 32 countries where our products are marketed. See our "Annual Report on Form 10-K. -- Description of the Business."

     From 1988 to 1992, our products were designed to transfer heat by causing heat transfer liquids to directly contact plastic sealed containers within which resided various blood components. Early product designs used liquids containing chloro-flouro-carbons ("CFC") which we phased out in the fall of 1992. Thereafter, we developed an alternative heat transfer method which automatically interposed a thin flexible membrane between the heat transfer liquid and biological substances which process allowed for use of non-CFC based heat transfer liquids.

     Principal products initially developed by us and marketed to hospitals, blood banks, and blood transfusion centers consisted of freezers and thawers for blood plasma. We have continued to design and develop various freezer models and thawers for expanded applications, and these products remain the core products of our current business. To expand our market and product use, we have changed the focus of our research and development to the design of new products that would be applied to different applications within the blood industry, including surgical, pharmaceutical, and medical procedures that utilize freezing and thawing technology as part of standard procedures. See our "Annual Report on Form 10-K.

     The Company previously engaged an investment banker to assist with strategic relationships and direction, which could include sale of part or all of the Company, or mergers with other companies. To date, there are no definitive agreements with respect to such activities, but the Company continues to evaluate prospects.

     The Company has initiated the pilot for the FDA approved human clinical trials, but has not reported any findings at such an early stage.

Our History

     Our core expertise lies in the technical fields of thermodynamics and cryopreservation, technologies that we initially applied to the development of ultra-rapid freezers and thawers, which are currently being sold to blood banks and hospitals in 32 countries throughout the world. Until the fourth quarter of fiscal year 1998, our revenues had been principally derived from these products. Following four years of intensive research and development, we began shipping in the second quarter of fiscal year 1998 our new platform product called the BioArchive7 System. The BioArchive System is a computer-controlled liquid nitrogen platform with dedicated disposables for the collection, cryopreservation, and archive of blood and blood components. The BioArchive System is used internationally and in the U.S. as part of a National Heart Lung and Blood Institute study to process, cryopreserve, and archive hematopoietic stem and progenitor cells sourced from placental cord blood. These stem cells are then used to reconstitute the immune system of patients suffering from leukemia, lymphoma, diverse inherited anemias, or hypoproliferative stem cell disorders. We have entered into a period of rapid transformation as we begin to manufacture and market micro-manufacturing systems which may generate recurring revenues from the ongoing sale of high margin blood processing disposables.

     Our strategy is to utilize our two new technology platforms - the BioArchive Platform and the CryoSeal FS Platform - as the basis for developing micro-manufacturing systems to produce biopharmaceutical drugs from either autologous or single-directed donor blood which will compete in two major medical markets: Wound Care and Cellular Therapy. Currently, the Company is aggressively pursuing worldwide strategic partners in an effort to maximize the value of its new technology platforms.

     We are incorporated in Delaware, and our principal executive offices are located at 3146 Gold Camp Drive, Rancho Cordova, California 95670 and our telephone number is (916) 858-5100.

Recent Financing and Other Recent Events

     In March 2002, we completed a private placement of 3,504,310 shares of common stock, raising an aggregate of $7,008,620, before expenses. Warrants to purchase 723,362 shares of common stock at an exercise price of $3.07 per share were also issued. The net proceeds from the private placement are being used to fund clinical trials through an independent Clinical Research Organization to support the Company claims for the CryoSeal FS System and for general working capital. Under the terms of the private placement, we are required to register for resale the common shares and common shares underlying the warrants.

     In January 2002, the Company entered into a OEM supply agreement with Interpore Cross International ("Interpore Cross") to design and manufacture a Thrombin Activation Device ("TAD"), a proprietary-patented handheld disposable device that produces 8.5 ml of activated thrombin from patient plasma in less than one hour. Interpore Cross will use the TAD to provde thrombin as part of its Autologous Growth Factors(TM) (AGF)(TM) Technology, which derives from a patient's blood a cocktail of naturally occurring growth factors and proteins in high concentrations to enhance the formation of new bone cells and promote healing at bone graft sites. Thrombin is used in the AGF Technology to gel the fibrinogen-rich AGF concentrate.

     In February 2002, the Company entered into a distribution agreement with Dideco S.p.A., a Snia Group company ("Dideco") located in Mirandola, Italy to commercialize our CryoSeal FS System in Europe, Eastern Europe, portions of Scandinavia, the Middle East and Africa. Dideco is a European supplier of surgical blood management devices, disposables and services. Dideco will promote our CryoSeal Fibrin Sealant for use in both the autologous and the allogenic settings, emphasizing the ease of use of the product, the increased safety due to the lack of bovine substances (or any other non-human proteins) and the benefits of having additional wound healing proteins present at the wound site.

                             SUMMARY OF THE OFFERING

     We are registering 4,227,672 shares of common stock for resale by the selling stockholders of which 723,362 shares may be issued upon the exercise of warrants.

                                 USE OF PROCEEDS

     We will receive no proceeds from the resale of the shares of common stock by the selling stockholders. We will, however, receive proceeds if the selling stockholders exercise their warrants. Those proceeds, if any, will be used for general working capital.

                              PLAN OF DISTRIBUTION

     The selling stockholders, their pledgees, donees, transferees or other successors in interest may from time to time offer and sell all or a portion of the shares in transactions on the Nasdaq SmallCap Market, or on any other securities exchange or market on which the common stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The selling stockholders or their pledgees, donees, transferees, or other successors in interest may sell their shares directly or through agents or broker-dealers acting as principal or agent, or in block trades or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus supplement. Each of the selling stockholders and their pledgees, donees, transferees or other successors in interest reserves the right to accept or reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

     In connection with distributions of the shares, any selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. Any selling stockholder also may sell the shares short and deliver the shares to close out such short positions. Any selling stockholder also may enter into options or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, which may then resell or otherwise transfer such shares. Any selling stockholder also may loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     The selling stockholders, any agents, dealers or underwriters that participate with the selling stockholders in the resale of the shares of common stock and the pledgees, donees, transferees or other successors in interest of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions received by such agents, dealers or underwriters and a profit on the resale of the shares of common stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

     There is no assurance that the selling stockholders will sell any or all of the shares.

     Pursuant to registration rights agreements between us and certain of the selling stockholders, we have agreed to pay all expenses of the Company and selling stockholders incurred in the registration of the shares other than brokerage commissions incurred by the selling stockholders.

     In addition to selling their common stock under this Prospectus, the selling stockholders may:

     o transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

     o sell their common stock under Rule 144 of the Securities Act.

                              SELLING STOCKHOLDERS

     The following table identifies the selling stockholders, as of March 26, 2002, and indicates certain information known to us with respect to (i) the number of shares of common stock held by the selling stockholders, (ii) the amount to be offered for the selling stockholders' account, and (iii) the number of shares and percentage of outstanding shares of common stock to be owned by the selling stockholders after the sale of the common stock offered by the selling stockholders. The selling stockholders are not obligated to sell their common stock offered by this Prospectus.

     The number of shares listed under "Shares to be Sold" in the table assumes that the selling stockholders have exercised their warrants into the maximum number of shares currently permitted and will sell all common shares in a secondary offering pursuant to this Prospectus.

     Under the Exchange Act, any person engaged in a distribution of the shares of our common stock offered by this Prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each selling stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. Further, the selling stockholders may resell their shares pursuant to Rule 144.

     The warrants are not registered or listed for trading on the Nasdaq Stock Market or on any exchange.

     The 723,362 of the shares shown as owned and offered by the stockholders under this Prospectus may be issued upon exercise of warrants acquired by these selling stockholders from us in a private placement and resold.


                                           Shares Owned                                       Shares Owned
                                           Prior to Offering(1)    Shares to be Sold         After Offering
                                           --------------------    -----------------         --------------

Name of Stockholder                               Number               Number            Number        Percentage
-------------------                               ------               ------            ------        ----------

Federated Kaufmann Fund                         3,723,062(2)            1,500,000      2,223,062          6.2%
Pequot Navigator Offshore Fund, Inc.              700,000(3)              600,000        100,000             *
Pequot Scout Fund, LP                           1,400,000(4)            1,200,000        200,000             *
Clarion Offshore Fund Ltd.                        216,600(5)              120,000         96,600             *
Clarion Partners, L.P.                            244,000(6)              120,000        124,000             *
Clarion Capital Corporation                       307,230(7)               60,000        247,230             *
Paul and Theresa Brown 1994 Trust
Dated October 8, 1994                              60,000(8)               60,000              0             *
Valor Capital Management LP                       300,000(9)              240,000         60,000             *
Judy Yee-Yong Ling                                 45,172(10)               5,172         40,000             *
SDS Merchant Fund, LP                             300,000(11)             300,000              0             *
Peter Rosenthal                                    22,500(12)              22,500              0             *

Footnotes to Table

*        Less than one percent.

(1) The ownership includes options and warrants exercisable on or before March 26, 2002.
(2)      Includes 277,777 shares issuable upon the exercise of warrants.
(3)      Includes 120,000 shares issuable upon the exercise of warrants.
(4)      Includes 240,000 shares issuable upon the exercise of warrants.
(5)      Includes 36,800 shares issuable upon the exercise of warrants.
(6)      Includes 43,200 shares issuable upon the exercise of warrants.
(7) Includes 31,068 shares issuable upon the exercise of warrants and 110,000 shares issuable upon the conversion of 22,000 shares of Series A Preferred Stock.
(8)      Includes 10,000 shares issuable upon the exercise of warrants.
(9)      Includes 50,000 shares issuable upon the exercise of warrants
(10) Includes 862 shares issuable upon the exercise of warrants, 40,000 shares issuable upon the conversion of 8,000 shares of Series A Preferred Stock.
(11)     Includes 50,000 shares issuable upon the exercise of warrants.
(12)     Includes 22,500 shares issuable upon the exercise of warrants.

Relationship with Selling Stockholders

     None of the selling stockholders has had any material relationship with us within the past three years.

                     CERTIFICATE OF INCORPORATION AND BYLAWS

     Our Amended and Restated Certificate of Incorporation provides that we will indemnify directors and officers of the company to the fullest extent permitted by Delaware Law. Further, our bylaws provide authority for the company to maintain a liability insurance policy that insures directors or officers against any liability incurred by them in serving for the company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication.

                                 TRANSFER AGENT

     The transfer agent for our common stock is Computershare Transfer and Trust, 350 Indiana Street, Suite 800, Golden, Colorado 80401

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2001, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements), which is incorporated by reference in this Prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by the selling stockholders through this Prospectus will be passed upon for us by Bartel Eng & Schroder. Mr. David Adams, a shareholder of Bartel Eng & Schroder, beneficially owned warrants to acquire 4,722 shares of common stock and owned outright 17,822 shares of common stock as of March 31, 2002 which represents less than one percent of the total outstanding number of shares.

                       WHERE CAN YOU FIND MORE INFORMATION

     Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the Public Reference Room. Most of our filings are also available to you free of charge at the Securities and Exchange Commission's website at http://www.sec.gov.

     Stock Market. Our common stock is listed on the Nasdaq SmallCap Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Registration Statement. We have filed a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the common stock offered under this Prospectus, and this Prospectus is a part of that registration statement. However, it does not contain all of the information contained in the registration statement and the exhibits filed with the registration statement. You should refer to the registration statement and its exhibits for further information about us and the common stock offered under this Prospectus.

     Information Incorporated by Reference. The Securities and Exchange Commission rules and regulations allow us to "incorporate by reference" the information that we file with the Securities and Exchange Commission. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this information. We have filed the following documents with the Securities and Exchange Commission and the information contained in those documents is incorporated by reference into this Prospectus:

     (1) Annual Report on Form 10-K for the year ended June 30, 2001;

     (2) Quarterly Reports on Form 10-Q for the quarter ended September 30, 2001 and December 31, 2001;

     (3) Current Report on Form 8-K for event dated March 26, 2002;

     (4) Proxy Statement for the Annual Meeting of Stockholders held on January 24, 2002; and

     (5) The description of our common stock contained in Form 8-A.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, following the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus and will be made a part of it from the date of filing with the Securities and Exchange Commission.

     We will provide to each person, including any beneficial owner who is delivered a prospectus, a copy of any of the documents that are incorporated by reference free of charge. Send requests to Assistant Secretary, ThermoGenesis Corp., 3146 Gold Camp Drive, Rancho Cordova, California 95670 or call (916) 858-5100.

                       GLOSSARY OF CERTAIN TECHNICAL TERMS


510(k): formal notification to the Food and Drug Administration ("FDA") by manufacturers of Class I devices to obtain clearance to market the medical device. The device must be substantially equivalent to devices manufactured prior to 1976.

ALLOGENIC:   involving,  derived  from,  or  being  from  genetically  different individuals of the same species, as obtaining blood from a single donor's plasma for use in a patient.

AUTOLOGOUS: autogenous; related to self; originating within an organism itself, as obtaining blood from the patient for use in the same patient.

CRYOPRECIPITATE: any precipitate (substance that is separated out of a solution of plasma) that results from cooling, as cryoglobulin or antihemophilic factor.

CRYOPRECIPITATED AHF: a preparation of antihemophilic factor, which is obtained from a single unit of plasma collected and processed in a closed system.

CRYOPRESERVATION: maintaining the life of excised tissue or organs by freezing and storing at very low temperatures.

CRYOSEALJ: system for harvesting fibrinogen-rich cryoprecipitate from a donor's blood plasma, a blood component that is currently licensed by the FDA for the treatment of clotting protein deficient patients.

FIBRINOGEN: a blood protein that is converted to fibrin in the clotting of blood.

HEMOSTATIC: (1) checking the flow of blood; (2) an agent that stops the flow of blood.

PROGENITOR: a parent or ancestor.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by our company in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

     SEC registration fee                                         $          981

     Printing and engraving expenses                             *$         0.00

     Accounting fees and expenses                                *$       20,000

     Legal fees and expenses                                     *$       15,000

     Transfer agent and registrar fees                           *$            0

     Fees and expenses for qualification
     under state securities laws                                  $          245

     Miscellaneous                                                $            0

     TOTAL                                                       *$       36,226

*  estimated


Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Article Eighth of our Amended and Restated Certificate of Incorporation contain provisions for the indemnification of our directors and officers to the fullest extent permitted by law.

     Under such law, we are empowered to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of our company to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee or other agent of our company or our subsidiaries, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in our best interests and, in the case of a criminal proceeding, has no reasonable cause to believe the conduct of such person was unlawful. In addition, we may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of our company to procure a judgment in our favor by reason of the fact that such person is or was an officer, director, employee or other agent of our company or our subsidiaries, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person believed to be in the best interest of our company and stockholders. We may advance expenses incurred in defending any proceeding prior to final disposition upon receipt of an undertaking by the agent to repay that amount it shall be determined that the agent is not entitled to indemnification as authorized.

     In addition, we have directors' and officers' liability insurance, which our bylaws provide authority to maintain to insure directors or officers against any liability incurred while in capacity as such, or arising out of their status as such.

Item 16. Exhibits and Financial Statement Schedules

Exhibit           Description

3.1      (a)      Amended and Restated Certificate of Incorporation          (4)
         (b)      Revised Bylaws                                             (4)
4.1               Certificate of Designation Series A Convertible Redeemable
                  Preferred Stock                                           (12)
4.2               Certificate of Designation of Series B Convertible
                  Preferred Stock                                           (16)
4.3               Warrant [form]                                            (18)
4.4               Warrant [form]                                            (19)
5.1               Opinion of Bartel Eng & Schroder, General Counsel
10.1     (a)      Letter of Agreement with Liquid Carbonic, Inc.             (1)
         (b)      Letter of Agreement with Fujitetsumo USA                   (1)
         (c)      Letter of Agreement with Fujitetsumo Japan                 (1)
         (d)      License Agreement between Stryker Corp. and
                  THERMOGENESIS CORP., Corp.                                 (5)
         (e)      Lease of Office and Mfg. Space                             (4)
         (f)      Executive Development and Distribution Agreement
                  between THERMOGENESIS CORP. and Daido Hoxan Inc.           (3)
         (g)      Administrative Office Lease                                (6)
         (h)      Employment Agreement for James H. Godsey                  (11)
         (i)      Employment Agreement for Sam Acosta                       (11)
         (j)      Licensing/Manufacturing Agreement with On-Time Mfg.        (8)
         (k)      License Agreement and distribution with Asahi Medical      (9)
         (l)      License Agreement with Pall/Medsep Corporation            (10)
         (m)      Distribution Agreement with Dideco S.P.A.                 (13)
         (n)      Employment Agreement for Philip H. Coelho                 (15)
         (o)      Employment Agreement for Renee Ruecker                    (15)

         (p)      Amendment to License Agreement with Asahi Medical         (15)
         (q)      Subscription Agreement dated December 22, 1999 [form]     (16)
         (r)      Employment Agreement for Dan Segal                        (17)
         (s)      Unit Purchase Agreement dated April 27, 2001 [form]       (18)
         (t)      Unit Purchase Agreement dated March 26, 2001 [form]       (19)

23.1     Consent of Bartel Eng & Schroder is contained in exhibit 5.1

23.2     Consent of Ernst & Young LLP, Independent Auditors

Footnotes to Index

(1) Incorporated by reference to Registration Statement No. 33-37242 of the Company filed on February 7, 1991.

(2)  Incorporated by reference to Form 8-K for July 19, 1993.

(3)  Incorporated by reference to Form 8-K for June 9, 1995.

(4) Incorporated by reference to Form 10-KSB for the year ended June 30, 1994.

(5)  Incorporated by reference to Form 8-K for September 27, 1995.

(6) Incorporated by reference to Form 10-QSB for the quarter ended December 31, 1995.

(7)  Incorporated by reference to Form 8-K for November 27, 1996.

(8) Incorporated by reference to Form 10-KSB for the year ended June 30, 1996.

(9)  Incorporated by reference to Form 8-K for May 29, 1996.

(10) Incorporated by reference to Form 8-K for March 27, 1997.

(11) Incorporated by reference to Form 10-K for the year ended June 30, 1997.

(12) Incorporated by reference to Form 8-K for January 14, 1998.

(13) Incorporated by reference to Form 8-K for February 16, 1998.

(14) Incorporated by reference to Form 10-K for the year ended June 30, 1998.

(15) Incorporated by reference to Form 10-K for the year ended June 30, 1999.

(16) Incorporated by reference to Form 8-K for December 23, 1999.

(17) Incorporated by reference to Form 10-K for the year ended June 30, 2000.

(18) Incorporated by reference to Form 10-Q for the quarter ended March 31, 2001.

(19) Incorporated by reference to Form 8-K for April 5, 2002.

Item 17. Undertakings

(a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section (10)(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                    * * * * *

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange of 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    * * * * *

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California.


THERMOGENESIS CORP.


/S/ PHILIP H. COELHO
-------------------------------------------                Dated:  April 8, 2002
Philip H. Coelho,
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:


/S/ PHILIP H. COELHO
-------------------------------------------                Dated:  April 8, 2002
Philip H. Coelho,
Chairman and Chief Executive Officer
(Principal Executive Officer)


/S/ RENEE M. RUECKER
-------------------------------------------                Dated:  April 8, 2002
Renee M. Ruecker, Vice President of Finance
(Principal Accounting Officer and
Principal Financial Officer)


/S/ JAMES H. GODSEY
-------------------------------------------                Dated:  April 8, 2002
James H. Godsey, President,
Chief Operating Officer and Director


/S/ HUBERT E. HUCKEL
-------------------------------------------                Dated:  April 8, 2002
Hubert E. Huckel, Director

/S/ PATRICK MCENANY
-------------------------------------------                Dated:  April 8, 2002
Patrick McEnany, Director


/S/ DAVID S. HOWELL
-------------------------------------------                Dated:  April 9, 2002
David S. Howell, Director


/S/ GEORGE BARRY
-------------------------------------------                Dated:  April 9, 2002
George Barry, Director


/S/ EDWARD CAPE
-------------------------------------------                Dated:  April 8, 2002
Edward Cape, Executive Vice President
of Corporate Strategy and Director

                                   EXHIBIT 5.1


                                 April 9, 2002


Via U.S. Mail

Board of Directors
THERMOGENESIS CORP.
3146 Gold Camp Drive
Rancho Cordova, California 95670

     Re: Common Stock of THERMOGENESIS CORP.

Dear Gentlemen:

     We have acted as general counsel to THERMOGENESIS CORP., a Delaware corporation (the "Company"), in connection with the registration of 4,227,672 shares of the Company's common stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), of which 723,362 of the Shares will be offered to holders of the Company's warrants, and all of which will be sold by selling stockholders of the Company as further described in the Company's registration statement on Form S-3 filed under the Securities Act (the "Registration Statement").

     For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

     Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States, the law applicable to contracts of the State of California and the law applicable to corporations of the State of Delaware.

     Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration



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April 9, 2002
Page 2

Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the consideration set forth in the warrants, we are of the opinion that the Shares issued are, and the Shares to be issued will be, legally issued, fully paid and nonassessable.

     We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

                                   Sincerely,



                                   /S/ BARTEL ENG & SCHRODER

                                   BARTEL ENG & SCHRODER



SMD:

                                  EXHIBIT 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of THERMOGENESIS CORP. for the registration of 4,227,672 shares of its common stock and to the incorporation by reference therein of our report dated August 24, 2001, with respect to the financial statements and schedule of THERMOGENESIS CORP. included in its Annual Report (Form 10-K) for the year ended June 30, 2001, filed with the Securities and Exchange Commission.



                                                           /S/ ERNST & YOUNG LLP


Sacramento, California
April 10, 2002